Exhibit 99.05

2006

EXCHANGE AGENT AGREEMENT

The Bank of New York
One Canada Square
London E14 5AL
Attention:    Corporate Trust Trustee Administration

Ladies and Gentlemen:

Kabel Deutschland GmbH, a limited liability company incorporated under the laws of Germany (the “Company”) proposes to make an offer (the “Exchange Offer”) to exchange up to €250,000,000 aggregate principal amount of its outstanding 10.750% Senior Notes due 2014 (the “Euro Outstanding Notes”) and up to $610,000,000 aggregate principal amount of its outstanding 10.625% Senior Notes due 2014 (the “Dollar Outstanding Notes” and, together with the Euro Outstanding Notes, the “Outstanding Notes”) for a like principal amount of its 10.750% Senior Notes due 2014 (the “Euro Exchange Notes”) and a like principal amount of its 10.625% Senior Notes due 2014 (the “Dollar Exchange Notes” and, together with the Euro Exchange Notes, the “Exchange Notes”) that have been registered under the U.S. Securities Act of 1933, as amended. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated            , 2006 (the “Prospectus”), proposed to be distributed to all record holders of the Outstanding Notes.  The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Securities.”

The Company hereby appoints The Bank of New York to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer.  References hereinafter to “you” shall refer to The Bank of New York.

The Exchange Offer is expected to be commenced by the Company on or about           , 2006.  The Letter of Transmittal (the “Letter of Transmittal”) for the Exchange Notes accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (ATOP) of the Depositary Trust Company (“DTC”) or equivalent program of any other Book-Entry Transfer Facility (as defined below)) will be used by the holders of the Outstanding Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Outstanding Notes tendered in connection therewith.

The Exchange Offer is expected to expire at 12:00a.m. midnight, New York time, on           , 2006 or on such subsequent date or time to which the Company, in its sole discretion, may extend the Exchange Offer (the “Expiration Date”).  The Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus.  The Company will give oral (confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.

In carrying out its duties as Exchange Agent, The Bank of New York will act in accordance with the following instructions:

1.     You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer” or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2.             You are to email the Prospectus and the Letter of Transmittal (as well as the letter to brokers, dealers, commercial banks, trust companies and other nominees, the letter to our clients and the instructions to registered holder from beneficial owner (as attached hereto, together, the “Ancillary Documents”)) to DTC, Euroclear System and/ Clearstream Banking, société anonyme, (“Clearstream Luxembourg”) (collectively, the “Book-Entry Transfer Facility”) on the day that you are notified by the Company to do so, and to make subsequent mailings thereof after the date thereof and to any persons who become Holders prior to the Expiration Date and to any persons as may from time to time be requested by the Company.

3.             You will establish procedures at DTC with respect to the Dollar Outstanding Notes and at Euroclear System and/or Clearstream Luxembourg with respect to the Euro Outstanding Notes for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the applicable Book-Entry Transfer Facility’s systems may make book-entry delivery of the Outstanding Notes by causing the applicable Book-Entry Transfer Facility to tender such Outstanding Notes in accordance with the procedure for the applicable Book-Entry Transfer Facility for such transfer.

4.             You are to examine each of the Letters of Transmittal and certificates for Outstanding Notes (or confirmation of book-entry transfer at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Outstanding Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Outstanding Notes have otherwise been properly tendered.  In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Outstanding Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.  The Company has sole discretion to determine whether any tender is complete and valid and has the absolute right to reject any and all tenders determined by it not to be in proper form and to determine whether the acceptance of or the exchange of the Outstanding Notes in respect thereof by it for such tenders would be unlawful.

5              With the approval of the Chief Executive Officer, Chief Financial Officer or any Director of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing, by such an officer, you are authorized to waive any irregularities in connection with any tender of Outstanding Notes pursuant to the Exchange Offer.

6.             Tenders of Outstanding Notes may be made only as set forth in the Letter of Transmittal and in the Prospectus, and Outstanding Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

Notwithstanding the provisions of this Section 6, Outstanding Notes which the Chief Executive Officer, Chief Financial Officer or any Director of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, to be promptly confirmed in writing).

7.             You shall advise the Company with respect to any Outstanding Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Outstanding Notes.

8.             You shall accept tenders:

(a)           in cases where the Outstanding Notes are registered in two or more names only if signed by all named holders;

(b)           in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c)           from persons other than the registered holder of Outstanding Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Outstanding Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Outstanding Notes to the registrar for split-up and return any untendered Outstanding Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

9.             Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Outstanding Notes properly tendered and not validly withdrawn and you, on behalf of the Company, will exchange such Outstanding Notes for Exchange Notes and cause such Outstanding Notes to be cancelled.  Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of Euro 1,000 principal amount of Euro Exchange Notes for each Euro 1,000 principal amount of the corresponding series of Euro Outstanding Notes tendered and $1,000 principal amount of Dollar Exchange Notes for each $1,000 principal amount of the corresponding series of Dollar Outstanding Notes tendered, promptly after notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of said Outstanding Notes by the Company; provided, however, that in all cases, Outstanding Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Outstanding Notes (or confirmation of book-entry transfer at the applicable Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents.  You shall accept tendered Euro Outstanding Notes only in denominations of Euro 50,000 or any multiple of Euro 1,000 in excess thereof and Dollar Outstanding Notes only in denominations of $75,000 or any integral multiple of $1,000 in excess thereof and you shall issue Euro Exchange Notes only in denominations of Euro 50,000 or any multiple of Euro 1,000 in excess thereof and Dollar Outstanding Notes only in denominations of $75,000 or any integral multiple of $1,000 in excess thereof.

10.           Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

11.           The Company shall not be required to exchange any Outstanding Notes tendered if any of the conditions relating to the Exchange Offer, as described in the Prospectus, are not met.  Notice of any decision by the Company not to exchange any

Outstanding Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

12.           If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Outstanding Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Outstanding Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

13.           All certificates for reissued Outstanding Notes, unaccepted Outstanding Notes or for Exchange Notes shall be forwarded by first class mail.

14.           You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

15.           As Exchange Agent hereunder you:

(a)           shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a security holder, the Company or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

(b)           shall have no duties or obligations other than those specifically set forth herein, as described in the Prospectus or as may be subsequently agreed to in writing between you and the Company and there shall be no implied duties;

(c)           will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Outstanding Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

(d)           shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

(e)           may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

(f)            may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

(g)           may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company;

(h)           may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

(i)            shall not advise any person tendering Outstanding Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Outstanding Notes.

16.           You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, the Letter of Transmittal and the Ancillary Documents or such other forms as may be approved from time to time by the Company, to all persons requesting such documents.  The Company will furnish you with copies of such documents on your request.  You shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer.  All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Chief Financial Officer.

17.           You shall advise Michal Lehocky and Simone Gruess by facsimile transmission (at the facsimile numbers +49 391 5557 5096 and +49 391 5557 5072, respectively) or by e-mail (addressed to: michal.lehocky@kabeldeutschland.de and Simone.Gruess@KabelDeutschland.de), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Outstanding Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received.  In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the

Expiration Date of such other information as they may reasonably request.  Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer.  You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Outstanding Notes tendered, the aggregate principal amount of Outstanding Notes accepted and deliver said list to the Company.

18.           Letters of Transmittal shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities.

19.           For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as separately agreed in writing between the Company and you.  The provisions of this section shall survive the termination of this Agreement or resignation or removal of the Exchange Agent.

20.           You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the Ancillary Documents.  Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

21.           The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including reasonable attorneys’ fees and expenses, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you in good faith to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Outstanding Notes reasonably believed by you in good faith to be authorized, and in reasonably delaying or refusing in good faith to accept any tenders or effect any transfer of Outstanding Notes.  In each case the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith.  The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim.  In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment and based on the advice of outside legal counsel, that a conflict of interest exists between you and the Company, in which case the Company shall pay the reasonable fees and expenses of your counsel.  The provisions of this section shall survive the termination of this Agreement or resignation or removal of the Exchange Agent.  You may not compromise or settle any such action or claim without the consent of the Company, which consent shall not be unreasonably withheld.

22.           You shall arrange to comply with all requirements under the tax laws of Germany and the United States of America, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service and any other relevant tax authority.

23.           You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Outstanding Notes, the Company’s check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

24.           This Agreement and your appointment as Exchange Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state and without regard to conflicts of law principles and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

25.           This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

26.           In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

27.           This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.  This Agreement may not be modified orally.

28.           Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

If to the Company:

Kabel Deutschland GmbH

Betastrasse 6-8

Unterföhring 85774

Germany

Facsimile:  +49 89 96 010-198

Attention:  Chief Financial Officer

If to the Exchange Agent:

The Bank of New York

One Canada Square

London E14 5AL

Facsimile: +44-20-7964-6399

Attention:  Corporate Trust Administration

29.           Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 19 and 21 shall survive the termination of this Agreement.  Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

30.           This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

Kabel Deutschland GmbH

By:
Name:
Title:

Accepted as of the date
first above written:

THE BANK OF NEW YORK, as Exchange Agent

By:
Name:
Title: